Exhibit 99.1

FIDUS INVESTMENT CORPORATION ELECTS
RAYMOND L. ANSTISS, JR. TO ITS BOARD OF DIRECTORS

EVANSTON, Ill., September 30, 2011 – Fidus Investment Corporation (NASDAQ:FDUS) (the “Company”) today announced the resignation of Wayne F. Robinson as an independent director of the board, effective September 29, 2011. Prior to his resignation, Mr. Robinson also served as chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Robinson’s resignation was due to health related reasons and was not the result of any disagreement with the other Board members or with the Company’s management on any matter relating to the Company’s operations, policies or practices. The Company and the Board expressed their appreciation for Mr. Robinson’s service to the Board and the Company and wish him well.

The Company also announced that the Board appointed Raymond L. Anstiss, Jr. to serve as an independent director, effective September 29, 2011 to fill the vacancy created by Mr. Robinson’s resignation. Mr. Anstiss will serve as an independent director until the 2014 annual meeting of stockholders of the Company. Effective September 29, 2011, Mr. Anstiss was also elected to serve as chairman of the Board’s Audit Committee and serve on the Board’s Nominating and Corporate Governance Committee. Mr. Anstiss will receive the same level of benefits, including compensation, as those provided to the other independent directors, as described in detail in the Company’s other filings with the SEC.

Mr. Anstiss is the President of Anstiss & Co., an accounting, audit, tax and financial consulting firm headquartered in Lowell, Massachusetts. Prior to joining Anstiss & Co. in 1993, Mr. Anstiss served on the audit staff of KPMG Peat Marwick from 1988 to 1992. Mr. Anstiss has served on the board of two not-for-profit companies in the past five years. Mr. Anstiss will bring to the Company’s Board of Directors extensive experience in the accounting industry.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized mezzanine debt and equity financing solutions to lower middle-market companies, which generally are defined as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’s investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’s control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

CONTACT: Edward H. Ross

Chief Executive Officer

847-859-3940